Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180115

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 26, 2012)

10,000,000 Shares

Caesars Entertainment Corporation

Common Stock

We are offering an aggregate of 10,000,000 shares of our common stock in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CZR.” On September 24, 2013, the last reported sale price of our common stock on the NASDAQ Global Select Market was $22.63 per share.

We have granted to the underwriter a 30-day option to purchase up to 1,500,000 additional shares from us at the public offering price less underwriting discounts and commissions.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page S-11 of the accompanying prospectus for a discussion of certain risks that you should consider before investing in our common stock.

The underwriter has agreed to purchase the common stock from us at a price of $19.40 per share, which will result in $194,000,000 of proceeds to us before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Delivery of the shares of common stock will be made on or about October 1, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Prospectus Supplement dated September 25, 2013

Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Before you invest in our units, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in this prospectus supplement and the accompanying prospectus that are important to our business, including, without limitation, Caesars Entertainment, Caesars Palace, Harrah’s, Total Rewards, World Series of Poker, Horseshoe, Paris Las Vegas, Flamingo Las Vegas and Bally’s Las Vegas. We have omitted the ® and ™ trademark designations for such trademarks named in this prospectus supplement and the accompanying prospectus.

i

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information included or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of Caesars Entertainment Corporation, we urge you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the sections entitled “Risk Factors,” “Cautionary Statements Concerning Forward Looking Statements” and “Where You Can Find Additional Information.” Unless otherwise noted or indicated by the context, the term “Caesars” refers to Caesars Entertainment Corporation, “we,” “us” and “our” refer to Caesars and its consolidated subsidiaries, “CEOC” refers to Caesars Entertainment Operating Company, Inc. and the term the “Acquisition” refers to the acquisition of Caesars Entertainment by certain affiliates of Apollo Global Management, LLC (“Apollo”) and affiliates of TPG Capital, LP (“TPG” and, together with Apollo, the “Sponsors”) on January 28, 2008.

Our Company

We are the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. As of June 30, 2013, we owned, operated, or managed, through various subsidiaries, 52 casinos in 13 U.S. states and six countries. Of the 52 casinos, 39 are in the United States, including 20 land-based casinos, 10 riverboat or dockside casinos, three managed casinos on Indian lands, three managed casinos in Ohio, one casino combined with a greyhound racetrack, one casino combined with a thoroughbred racetrack, and one casino combined with a harness racetrack. Our 13 international casinos are comprised of eight land-based casinos in England, two in Egypt, one in Scotland, one in South Africa and one in Canada. As of June 30, 2013, our facilities had an aggregate of approximately three million square feet of gaming space and approximately 43,000 hotel rooms. Our industry-leading customer loyalty program, Total Rewards, has over 44 million members. We use the Total Rewards system to market promotions and to generate customer play across our network of properties. In addition, through Caesars Interactive Entertainment, Inc. (“CIE”), a majority-owned subsidiary, we own an online gaming business, providing for real money casino, bingo, and poker games in the United Kingdom, an alliance with an online gaming provider in Italy, “play for fun” offerings in other jurisdictions, and social games on Facebook and other social media websites and mobile application platforms. Also through CIE, we own the World Series of Poker tournament and brand.

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, NV 89109, and our telephone number is (702) 407-6000. The address of our internet site is www.caesars.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

Recent Developments

Caesars Growth Partners

On April 23, 2013, Caesars’ board of directors approved the material terms of a proposed strategic transaction, pursuant to which Caesars will form a new growth-oriented entity, Caesars Growth Partners, LLC (“Growth Partners”), to be owned by subsidiaries of Caesars and participating Caesars stockholders, including the Sponsors. Participating Caesars stockholders will own their interests in Growth Partners through Caesars Acquisition Company (“CAC”), a new company created to facilitate the transaction. CAC will hold all of the voting units of Growth Partners. The Sponsors have advised Caesars that they each intend to invest $250 million in CAC, though they have not entered into any agreement to do so. Caesars will not be permitted to sell or transfer any units of Growth Partners without the consent of CAC prior to the fifth anniversary of the issuance. From and after the fifth anniversary of the issuance, Caesars will be able to transfer units of Growth Partners to a non-competitor of Caesars, subject to a right of first offer in favor of CAC. In addition, after the fifth anniversary of the issuance, the non-voting units of Growth Partners will be exchangeable into non-voting shares of CAC with terms equivalent to the non-voting units and with rights to have such shares registered with the Securities and Exchange Commission.

Caesars intends to distribute non-transferrable subscription rights at no charge to Caesars stockholders on a pro rata basis. The subscription rights will afford each stockholder of Caesars the right to acquire for cash at least the same pro rata ownership interest in CAC as such stockholder holds in Caesars. Subject to an obligation to reimburse Caesars for certain withholding taxes incurred with respect to the distribution of the subscription rights, CAC will use the proceeds from its sale of shares to acquire all of the voting interests in Growth Partners. Subsidiaries of Caesars will contribute their shares of CIE and approximately $1.1 billion face value of senior notes previously issued by CEOC (“CEOC Notes”) that are owned by another subsidiary of Caesars, which together have been valued at $1.275 billion, to Growth Partners in exchange for non-voting units. This valuation may be increased by up to $225 million if earnings from CIE’s social and mobile games business exceed a specified amount in 2015, in which case Caesars or its subsidiaries will receive additional non-voting units of Growth Partners. As a result of these asset contributions, Caesars’ economic interest in Growth Partners at the closing of the transaction will be at least 57%, and may be as much as 77%, depending on the amount of proceeds raised by CAC through its sale of shares, prior to any potential valuation increase and certain other potential adjustments. Additionally, Growth Partners intends to use $360 million of proceeds received from CAC to purchase from a Caesars subsidiary the Planet Hollywood Resort & Casino in Las Vegas, Caesars’ joint venture interests in a casino under development in Baltimore (“Horseshoe Baltimore”) and a financial stake in the management fee stream for both of those properties, equal to 50% of the management fee. A subsidiary of Growth Partners will assume the outstanding secured term loan related to Planet Hollywood, with a face amount of $513.2 million, as of June 30, 2013 (the “PH Loan”). The purchase of Planet Hollywood and the assumption of the PH Loan are subject to the receipt of approval of lenders of such outstanding debt and any requirements the lenders may impose.

Caesars and its affiliated companies will continue to manage Planet Hollywood and Horseshoe Baltimore. CAC and Growth Partners will enter into a management services agreement with a subsidiary of Caesars for access to advisory and business management services and corporate shared services, on arm’s length terms. Caesars and Growth Partners will have the opportunity to work together to develop future projects. Caesars will have the option to (1) pursue any potential project itself or (2) decline the project for itself, after which Growth Partners may elect or decline to pursue the project. A committee of the board of directors of Caesars consisting of disinterested directors will make determinations on behalf of Caesars with respect to any new investment and acquisition opportunities. Each opportunity will be negotiated separately by Caesars and Growth Partners, but the assumption for these transactions will be that Growth Partners will receive 50% of the ongoing management fee. Caesars will have the first right to make an offer if Growth Partners plans to sell any assets acquired from Caesars.

The transaction will include certain value-related adjustments at closing, as follows:

•	Value of the CEOC Notes. The actual value of the CEOC Notes will be recalculated on the closing date of the transaction using the 90 day trading average closing price for each tranche of the CEOC Notes for the period ended on the closing date of the transaction, net of certain costs, commissions and discounts. The ownership percentages of Caesars and CAC in Growth Partners will be recalculated accordingly.

•	Restoration of fair market value of the rights. The aggregate value (the “rights value”) of the CAC subscription rights that are distributed by Caesars will be restored to Caesars by Growth Partners in the form of CEOC Notes with equivalent value to the rights value (such equivalent value, the “Restoration Amount”). The rights value shall be determined by an independent third-party valuation firm, which shall deliver an opinion immediately prior to the distribution of the subscription rights by Caesars. CAC’s capital account balance with Growth Partners will be reduced by an amount equal to the rights value.

•	Reimbursement for withholding taxes incurred by Caesars. The amount of withholding taxes or backup withholding taxes that Caesars pays on behalf of stockholders, if not reimbursed in cash by such stockholders, will be reimbursed by CAC in the form of CEOC Notes that Growth Partners will transfer back to Caesars or its subsidiary (the aggregate of the amount reimbursed in the form of CEOC Notes and the Restoration Amount, the “Capital Shift Amount”). To the extent Growth Partners transfers CEOC Notes to Caesars or its subsidiary as reimbursement, CAC’s capital account balance with Growth Partners will be reduced by a corresponding amount.

After the third anniversary of the closing of the transaction, Caesars and/or its subsidiaries will have the right to acquire the voting units of Growth Partners, or at the election of CAC and its stockholders, the voting shares of CAC, not otherwise owned by Caesars and/or its subsidiaries at such time. The call right may be exercised, at Caesars’ option, for either cash or registered listed common stock of Caesars or a combination thereof, provided that the cash portion of the consideration may not exceed 50% of the total consideration delivered in connection with any exercise of the call right. The purchase price will be the greater of (a) the fair market value of the voting units of Growth Partners (or voting shares of CAC) at such time based on an independent appraisal or (b) the capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, in each case of clause (i) or (ii), subject to a maximum return on such capital contribution of 25%, taking into account prior distributions (other than tax distributions) with respect to such units. The call right may be exercisable in part by Caesars (up to three times), but until the call right is exercised in full, any voting units (or voting shares of CAC) acquired by Caesars will be converted into non-voting units (or non-voting shares of CAC). Additionally, the call right may only be exercised if the following conditions are met: (w) Caesars and CAC enter into a resale registration rights agreement with respect to the shares of Caesars’ common stock used as all or a portion of the purchase consideration in connection with the exercise of the call right, (x) Caesars’ common stock (i) is registered with the Securities and Exchange Commission, (ii) is listed for trading and trades on a national securities exchange and (iii) issuable upon exercise of the call will represent, in the aggregate, not more than one half of the total Caesars’ common stock issued and outstanding giving effect to the exercise of the call; (y) Caesars has a minimum liquidity of $1 billion and a maximum net debt leverage ratio of 9.00 to 1.00; and (z) no event of default has occurred and is in effect under any financing agreement of Caesars or its subsidiaries. Further, in the event that a stockholder vote of Caesars is required in connection with the exercise of the call right, receipt of affirmative approval of such vote will be a condition to the exercise of the call right and at closing the Sponsors will enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of Caesars must approve the exercise of the call right by Caesars and/or its subsidiaries. The call right will be transferable by Caesars to a transferee that also receives a transfer of all of the non-voting units of Growth Partners held by Caesars and will be exercisable by the transferee upon the same terms and conditions that apply to Caesars.

Following the fifth anniversary of the closing of the transaction and until the eight years and six months anniversary of the closing of the transaction, the board of directors of CAC will have the right to cause a liquidation of Growth Partners, which means the sale or winding up of Growth Partners, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of Growth Partners to the holders of Growth Partners’ units. Unless otherwise agreed by Caesars and CAC, on the eight years and six months anniversary of the closing of the transaction, if CAC has not previously exercised its liquidation right, Growth Partners shall liquidate as described above. Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets of Growth Partners that are not monetizable shall, subject to applicable gaming regulatory laws, be distributed as follows: (i) first, to all units held by CAC until amounts distributed equal return of CAC’s capital contribution (less the Capital Shift Amount) plus a 10.5% per annum return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by Growth Partners); (ii) second, to all units held by Caesars and/or its subsidiaries until Caesars catches up to its respective amount distributed pursuant to clause (i) (including the 10.5% per annum return on the capital contribution) and Caesars receives the Capital Shift Amount and (iii) third, to all holders of units pro rata.

The record date with respect to the subscription rights has not been set yet. Caesars expects to announce the record date within the next 14 days, but the timing of the announcement is subject to market and other conditions and regulatory considerations, and may not occur within the period as described or at all. We refer to the transactions described in this section collectively as the “CGP Transaction.”

Horseshoe Baltimore Financing

On July 2, 2013, CBAC Borrower, LLC (“CBAC”), an indirect, wholly owned subsidiary of CBAC Gaming, LLC (“CBAC Gaming”), which is a joint venture among CR Baltimore Holdings, LLC (“CRBH”) (which is a joint venture among Caesars Baltimore Investment Company, LLC, a wholly owned subsidiary of CEOC and Rock Gaming Mothership, LLC), CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership and PRT Two, LLC, entered into a credit agreement (the “Baltimore Credit Facility”) in order to finance the acquisition of land in Baltimore, Maryland and the construction of the Horseshoe Baltimore and a garage (collectively, the “Baltimore Development”). The Baltimore Credit Facility provides for (i) a $300.0 million senior secured term facility with a seven-year maturity, which is comprised of a $225.0 million facility that was funded upon the closing of the Baltimore Credit Facility, a $37.5 million delayed draw facility available from the closing of the Baltimore Credit Facility until the 12-month anniversary of the closing and a $37.5 million delayed draw facility available until the 18-month anniversary of the closing and (ii) a $10.0 million senior secured revolving facility with a five-year maturity. The Baltimore Credit Facility is secured by substantially all material assets of CBAC and its wholly owned domestic subsidiaries.

Concurrently with the closing of the Baltimore Credit Facility, CBAC also entered into a term loan facility that provides for up to $30.0 million of equipment financing (the “Baltimore FF&E Facility”). Under the Baltimore FF&E Facility, CBAC may use funds from the facility to finance or reimburse the purchase price and certain related costs of furniture, furnishings and equipment to be used in the Baltimore Development.

We refer to the transactions described in this section collectively as the “Horseshoe Baltimore Financing.”

Macau Land Concession

On August 6, 2013, CEOC entered into a share purchase agreement (“Purchase Agreement”) with Pearl Dynasty Investments Limited (“Pearl Dynasty”), pursuant to which Pearl Dynasty will purchase from CEOC all of the equity interests of the subsidiaries that hold CEOC’s land concession in Macau (the “Macau Land Concession”) for a purchase price of $438.0 million subject to customary closing conditions. The Purchase

Agreement requires Pearl Dynasty to deposit certain amounts with CEOC in connection with the transaction. Pearl Dynasty deposited $21.9 million on August 7, 2013, and an additional $43.8 million on August 8, 2013. Both deposits were timely received. The deposits will be applied to the purchase price at closing of the transaction. Pearl Dynasty must complete the transaction within 90 days, subject to a right to extend the period for closing by one month. For the extension, Pearl Dynasty must deposit an additional $8.0 million with CEOC. CEOC is generally entitled to retain $43.8 million (10% of the purchase price) plus any amount received in connection with extension of the time for closing as liquidated damages if Pearl Dynasty does not complete the transaction when required. Under certain limited circumstances, CEOC may be required to return the deposit and pay liquidated damages to Pearl Dynasty in an amount of up to $43.8 million if CEOC does not complete the transaction when required or Pearl Dynasty terminates the agreement due to a breach of certain of CEOC’s representations in the Purchase Agreement.

The transactions contemplated by the Purchase Agreement are subject to customary closing conditions, and are expected to close in the final quarter of 2013. Caesars expects to use the net proceeds from the sale, which are expected to be approximately $420.0 million, to fund CEOC capital expenditures or to repurchase certain outstanding debt obligations of CEOC.

We refer to this transaction as the “Macau Land Concession.”

CMBS Refinancing Transactions

Refinancing Transactions

On September 17, 2013, Caesars announced that it has begun a refinancing process for the outstanding mortgage loans under the Second Amended and Restated Loan Agreement, dated as of August 31, 2010, among certain subsidiaries of Caesars, Bank of America, N.A., as collateral agent, and the lenders party thereto (the “Mortgage Loan Agreement”), and the outstanding mezzanine loans under the mezzanine loan agreements for each tranche of mezzanine loans with certain subsidiaries of Caesars, Bank of America, N.A., as collateral agent, and the lenders party thereto (together with the Mortgage Loan Agreement, the “CMBS Facilities”). The borrowers under the CMBS Facilities (the “Existing CMBS Borrowers”) launched an offer to repurchase for cash (the “CMBS Repurchase”) (i) 100% of the aggregate principal amount of mortgage loans at a price of $0.99 per $1.00 of principal plus accrued and unpaid interest and (ii) 100% of the aggregate principal amount of mezzanine loans at a price of $0.90 per $1.00 of principal plus accrued and unpaid interest. The consummation of the CMBS Repurchase is conditioned upon the acceptance by lenders holding at least 65% of the outstanding aggregate principal amount of the mortgage loans and 85% of the outstanding aggregate principal amount of the mezzanine loans. The lenders under the CMBS Facilities have 10 business days to respond to the Existing CMBS Borrowers’ offer to participate in the CMBS Repurchase. As of September 25, 2013, the Existing CMBS Borrowers have received sufficient acceptances by lenders of mortgage loans and mezzanine loans to satisfy the minimum lender acceptance condition for the CMBS Repurchase.

In connection with these transactions, on September 18, 2013, certain subsidiaries of Caesars (the “New Borrowers”) launched the syndication of $3,269.5 million of new senior secured credit facilities (the “Senior Facilities”), consisting of a $3,000 million term loan facility and a $269.5 million revolving credit facility, to finance the CMBS Repurchase and refinance (the “Octavius/Linq Repayment”) the $450 million senior secured credit facility entered into by Octavius Linq Holding Co., LLC, an indirect subsidiary of Caesars (“Octavius/Linq Holdings”). Additionally, on September 24, 2013, the New Borrowers launched an offer, through a private placement, of $500 million aggregate principal amount of first-priority senior secured notes due 2020 (the “First Lien Notes”) and $1,350 million aggregate principal amount of second-priority senior secured notes due 2021 (the “Second Lien Notes” and, together with the Senior Facilities and the First Lien Notes, the “New Financing”) to finance the CMBS Repurchase and Octavius/Linq Repayment. The First Lien Notes and the Second Lien

Notes are offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside of the United States, only to non-U.S. investors pursuant to Regulation S. The New Borrowers, through various subsidiaries, will own six casino properties under the well-known Harrah’s, Rio, Paris and Flamingo brands, including four leading casino resort properties located in the heart of the attractive Las Vegas market in Las Vegas, Nevada, a leading casino resort property in Laughlin, Nevada and another in Atlantic City, New Jersey (collectively, the “Casino Resort Properties”).

Caesars may use a portion of the net proceeds from this offering to partially refinance the CMBS Facilities.

Transfer of Octavius/Linq

Caesars, through CEOC and its subsidiaries, indirectly owns Octavius/Linq Holding Co., LLC (“Octavius/Linq Holdings”) and its subsidiaries, Caesars Linq, LLC and Caesars Octavius, LLC, which own the Octavius Tower at Caesars Palace Las Vegas and “Project Linq” (including the “High Roller Observation Wheel”). On or prior to the closing date of the New Financing, Octavius/Linq Holding Co., LLC will form an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries named above. On the closing date of the New Financing, Caesars will contribute all of the membership interests of Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC (the “Octavius/Linq Transfer”). Following the Octavius/Linq Transfer, Rio Properties, LLC, a New Borrower, will own Octavius/Linq Intermediate Holdings, LLC and its subsidiaries.

As part of the transactions, Octavius/Linq Holdings, which is an indirect subsidiary of CEOC that is not subject to restrictions imposed by covenants governing CEOC’s debt facilities, will transfer Octavius/Linq Intermediate Holding, LLC to Caesars, which will then contribute Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC. The Transactions will provide direct and indirect value and benefits to CEOC and its subsidiaries, including the transfer to CEOC of $69 million in aggregate principal amount (approximately $59 million aggregate market value) of one or more series of outstanding notes of CEOC (and that will be retired by CEOC), $81 million in cash and the repayment of $450 million in debt associated with these assets. Some or all of the $81 million in cash consideration may be substituted with additional outstanding notes of CEOC. In addition, by facilitating the refinancing of the CMBS Facilities, the transactions will (a) preserve for CEOC and its subsidiaries the substantial payments made under our shared services arrangements and (b) allow the Casino Resort Properties to continue in the Caesars corporate family, which has significant value to CEOC and its 46 owned properties, given, among other things, the prominent positions of the Casino Resort Properties on the Las Vegas Strip, the integrated operations of our casinos and the Casino Resort Properties’ participation in the Total Rewards program. CEOC intends to obtain an opinion of an independent financial advisor that, based upon and subject to the assumptions and other matters set forth in such opinion, it will receive reasonably equivalent value in the transfer.

The CMBS Repurchase, the New Financing and the Octavius/Linq Transfer are subject to required regulatory approvals, market conditions and negotiated agreements with prospective investors. There can be no assurance that any of these transactions will occur as described or at all. In particular, there can be no assurance that we will be able to negotiate the definitive documentation for the New Financing or that the terms of the New Financing will be acceptable to us.

We refer to the CMBS Repurchase, the New Financing and the Octavius/Linq Transfer describe above as the “CMBS Refinancing Transactions.”

The Sponsors

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2013, Apollo had assets under management of approximately $113 billion in its private equity, credit and real estate businesses.

TPG

TPG is a leading global private investment firm founded in 1992 with approximately $55.3 billion of assets under management as of June 30, 2013 and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

The Offering

Issuer	Caesars Entertainment Corporation

Common stock offered	10,000,000 shares (or 11,500,000 shares if the underwriter exercises in full its option to purchase additional shares).

Common stock to be outstanding after this offering as of September 24, 2013	136,486,897 shares (or 137,986,897 shares if the underwriter exercises in full its option to purchase additional shares).

Underwriter’s option to purchase additional shares	We have granted to the underwriter a 30-day option to purchase up to 1,500,000 additional shares from us at the offering price, less underwriting discounts and commissions.

Dividend policy	We intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. We do not anticipate paying any dividends for the foreseeable future. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including development projects, retirement of debt and capital expenditures. Please read “Use of Proceeds.”

NASDAQ trading symbol	“CZR.”

The last reported sale price on September 24, 2013 was $22.63 per share.

Risk factors	Please see the information under the heading “Risk Factors” beginning on page S-11 and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and “Part II—Other Information—Item 1.A Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

Unless otherwise indicated, all share information in this prospectus supplement is based on the number of share of common stock outstanding as of September 24, 2013 and excludes an aggregate of 8,188,239 shares of our common stock issuable upon exercise of stock options outstanding as of September 24, 2013, an aggregate of 5,561,383 shares of our common stock reserved for future issuance under the Caesars Entertainment Corporation Management Equity Incentive Plan and the Caesars Entertainment Corporation 2012 Performance Incentive Plan and 382,129 shares of our common stock issuable upon exercise of warrants outstanding as of September 24, 2013.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase additional shares.

Caesars Entertainment Corporation

Summary Historical Consolidated Financial Data

The following table presents our summary historical consolidated financial data for the periods presented. The summary historical consolidated financial data for the years ended December 31, 2010, 2011 and 2012 are derived from and should be read in conjunction with our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial data for the six month periods ended June 30, 2012 and 2013 are derived from and should be read in conjunction with our unaudited consolidated condensed financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Except as otherwise described herein, our unaudited consolidated condensed financial statements have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data.

	Year ended December 31, 2010(1)	Year ended December 31, 2011(1)	Year ended December 31, 2012(1)	Six months ended June 30, 2012(2)	Six months ended June 30, 2013(2)
	(dollars in millions)
Income Statement Data
Revenues
Casino	$6,671.8	$6,394.5	$6,246.9	$3,176.9	$2,930.2
Food and beverage	1,482.1	1,508.4	1,510.1	767.4	766.2
Rooms	1,117.7	1,193.1	1,205.5	620.2	610.5
Management fees	39.1	35.8	47.3	21.9	27.8
Other	568.8	674.1	829.4	398.2	547.6
Less: casino promotional allowances	(1,326.3)	(1,232.6)	(1,252.5)	(614.8)	(581.1)

Net revenues	8,553.2	8,573.3	8,586.7	4,369.8	4,301.2

Operating Expenses
Direct
Casino	3,817.7	3,618.1	3,556.0	1,822.9	1,654.4
Food and beverage	614.3	659.4	660.1	331.5	334.7
Rooms	258.5	286.2	297.6	155.8	155.5
Property, general, administrative, and other	2,029.7	2,086.9	2,103.8	1,031.7	1,175.2
Depreciation and amortization	699.4	678.1	715.5	355.0	303.0
Write-downs, reserves, and project opening costs, net of recoveries	149.7	73.8	106.2	24.1	44.1
Intangible and tangible asset impairment charges	184.0	32.8	1,067.7	207.0	124.7
Loss on interests in non-consolidated affiliates	1.5	7.9	17.5	10.3	16.4
Corporate expense	140.9	152.8	195.0	93.5	77.3
Acquisition and integration costs	13.6	4.3	6.1	1.2	66.4
Amortization of intangible assets	160.8	156.7	174.6	86.4	82.5

Total operating expenses	8,070.1	7,757.0	8,900.1	4,119.4	4,034.2

Income/(loss) from operations	483.1	816.3	(313.4)	250.4	267.0
Interest expense, net of interest capitalized	(1,981.6)	(2,122.3)	(2,101.3)	(1,058.5)	(1,114.8)
Gain/(loss) on early extinguishments of debt	115.6	47.9	136.0	79.5	4.6
Gain on partial sale of subsidiary	—	—	—	—	44.1
Other income, including interest income	41.0	25.3	25.5	14.7	8.3

Loss from continuing operations before income taxes	(1,341.9)	(1,232.8)	(2,253.2)	(713.9)	(790.8)
Benefit for income taxes	492.5	534.7	870.5	264.2	406.0

Loss from continuing operations, net of income taxes	(849.4)	(698.1)	(1,382.7)	(449.7)	(384.8)
Discontinued operations
Income/(loss) from discontinued operations	49.9	59.2	(59.4)	(70.2)	(44.2)
(Provision)/benefit for income taxes	(23.8)	(27.8)	(50.1)	(3.0)	2.8

Income/(loss) from discontinued operations, net of income taxes	26.1	31.4	(109.5)	(73.2)	(41.4)

Net loss	(823.3)	(666.7)	(1,492.2)	(522.9)	(426.2)
Less: net (income)/loss attributable to non-controlling interests	(7.8)	(20.9)	(5.3)	0.6	(3.9)

Net loss attributable to Caesars	$(831.1)	$(687.6)	$(1,497.5)	$(522.3)	$(430.1)

	Year ended December 31, 2010(1)	Year ended December 31, 2011(1)	Year ended December 31, 2012(1)	Six months ended June 30, 2012(2)	Six months ended June 30, 2013(2)
	(dollars in millions)
Other Financial Data
Capital expenditures, net of changes in construction payables	$151.3	$272.5	$507.7	$192.0	$320.3
Ratio of earnings to fixed charges(3)	—	—	—	—	—

(1)	Amounts presented for the years ended December 31, 2010, 2011 and 2012 have not been restated to give effect to the closure of the Alea Leeds casino. The table below recasts certain amounts in our consolidated statements of comprehensive loss and consolidated statements of cash flows for the years ended December 31, 2010, 2011 and 2012 to reflect the results of the Alea Leeds casino as discontinued operations. See “Item 1. Unaudited Financial Statements—Note 3—Acquisitions, Investments, Dispositions and Divestitures” included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2013, which is incorporated by reference in this prospectus supplement.

	2010		2011		2012
	As Reported	As Recast	As Reported	As Recast	As Reported	As Recast
	(in millions, except per share data)
Net revenues	$8,553.2	$8,547.0	$8,573.3	$8,566.6	$8,586.7	$8,580.4
Loss from continuing operations, net of income taxes	(849.4)	(845.1)	(698.1)	(694.0)	(1,382.7)	(1,377.6)
Income/(loss) from discontinued operations, net of income taxes	26.1	21.8	31.4	27.3	(109.5)	(114.6)

Net loss	(823.3)	(823.3)	(666.7)	(666.7)	(1,492.2)	(1,492.2)

Earnings/(loss) per share—basic and diluted:
Loss per share from continuing operations	(8.63)	(8.59)	(5.75)	(5.72)	(11.08)	(11.03)
Earnings/(loss) per share from discontinued operations	0.26	0.22	0.25	0.22	(0.87)	(0.92)

Net loss per share—basic and diluted	(8.37)	(8.37)	(5.50)	(5.50)	(11.95)	(11.95)

Cash flows provided by operating activities	104.4	109.8	60.3	63.0	26.5	30.2
Cash flows used in investing activities	(278.5)	(278.5)	(1,006.3)	(1,006.3)	(1,224.9)	(1,224.3)
Cash flows from discontinued operations
Cash flows provided by/(used in) operating activities	66.4	61.0	62.8	60.1	(16.9)	(20.6)
Cash flows (used in)/provided by investing activities	(9.4)	(9.4)	(10.7)	(10.7)	600.3	599.7

(2)	Amounts presented for the six months ended June 30, 2012 and 2013 reflect the results of the Harrah’s St. Louis casino, the Macau Land Concession and the Alea Leeds casino as discontinued operations (collectively, the “Discontinued Operations”). See “Item 1. Unaudited Financial Statements—Note 3—Acquisitions, Investments, Dispositions and Divestitures” included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2013, and “Item 8. Financial Statements and Supplementary Data—Note 3—Acquisitions, Investments, Dispositions and Divestitures” included in our Annual Report on Form 10-K for the year ended December 31, 2012 (as amended), both of which are incorporated by reference in this prospectus supplement.
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and minority interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. The method for calculating fixed charges for purposes of the ratio disclosed herein may differ from the method of calculating fixed charges under CEOC’s debt agreements. Our earnings were insufficient to cover our fixed charges by $1,331.0 million, $1,235.2 million, $2,256.9 million, $714.4 million and $773.2 million for the year ended December 31, 2010, the year ended December 31, 2011, the year ended December 31, 2012, the six months ended June 30, 2012 and the six months ended June 30, 2013, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus. In addition to those listed below and elsewhere in this prospectus supplement and any accompanying prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012 and under the caption “Part II Other Information—Item 1A. Risk Factors” in our Quarterly Report for the quarter ended June 30, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Related to Our Common Stock and this Offering

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

After giving effect to this offering, as of September 24, 2013, there would have been 136,486,897 shares of our common stock outstanding (or 137,986,897 shares if the underwriter’s option to purchase additional shares is exercised in full), all of which will be the same class of voting common stock. All of the outstanding shares of our common stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations, applicable holding period requirements and the lockup agreements described below or other contractual restrictions. The Sponsors have the ability to cause us to register the resale of its shares, and our management members who hold shares will have the ability to include their shares in such registration.

In connection with this offering, both we and the Sponsors have agreed not to offer or sell, dispose of or hedge, directly or indirectly any common stock without the permission of Credit Suisse Securities (USA) LLC for a period of 60 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances.

We may issue shares of common stock or other securities from time to time as consideration for future acquisitions and investments or for any other reason that our board of directors deems advisable. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of common stock or other securities in connection with any such acquisitions and investments. As of September 24, 2013, there were outstanding options for approximately 8,188,239 shares and outstanding warrants for approximately 382,129 shares of our common stock. Exercise of the options and warrants that are in-the-money will result in dilution to existing stockholders in an amount equal to the difference in the market and exercise prices multiplied by the number of shares exercised. In addition, prior to their exercise, these options and warrants may depress the market price for our common stock.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the Sponsors, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation, including gaming taxes;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	changes in our capital structure;

•	sales of common stock by us or members of our management team;

•	the limited float of our common stock;

•	the expiration of contractual lockup agreements; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the gaming, lodging, hospitality and entertainment industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, beneficially owned, as of June 30, 2013, approximately 69.4% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares. As a result, the Sponsors have the power to elect all of our directors. Therefore, the Sponsors have the ability to vote on any transaction that requires the approval of our board of directors or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. The interests of the Sponsors could conflict with or differ from the interests of other holders of our securities. For example, the concentration of ownership held by the Sponsors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Additionally, the Sponsors are in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. A sale of a substantial number of shares of stock in the future by funds affiliated with the Sponsors or their co-investors could cause our stock price to decline. So long as Hamlet Holdings continues to hold the irrevocable proxy, they will continue to be able to strongly influence or effectively control our decisions.

In addition, we have an executive committee that serves at the discretion of our board of directors and is authorized to take such actions as it reasonably determines appropriate. Currently, the executive committee may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the executive committee.

Our stockholders are subject to extensive governmental regulation and if a stockholder is found unsuitable by the gaming authority, that stockholder would not be able to beneficially own our common stock directly or indirectly.

In many jurisdictions, gaming laws can require any of our stockholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. For additional information on the criteria used in making determinations regarding suitability, see “Item 1. Business—Governmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2012.

For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable shall apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Control Board, a sum of money which, in the sole discretion of the Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Control Board to pay final costs and charges. Additionally, under Ohio law, an institutional investor, which is broadly defined and includes any corporation that holds any amount of our stock, will be required to apply for and obtain a waiver of suitability determination.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically

5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses.

Because we have not paid dividends since the Acquisition and do not anticipate paying dividends on our common stock in the foreseeable future, you should not expect to receive dividends on shares of our common stock.

We have no present plans to pay cash dividends to our stockholders and, for the foreseeable future, intend to retain all of our earnings for use in our business. The declaration of any future dividends by us is within the discretion of our board of directors and will be dependent on our earnings, financial condition and capital requirements, as well as any other factors deemed relevant by our board of directors.

We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

Hamlet Holdings controls a majority of our voting common stock. As a result, we are a “controlled company” within the meaning of NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and we have elected not to comply with certain NASDAQ corporate governance requirements, including:

•	the requirement that a majority of the board of directors consists of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors;

•	the requirement that we have a compensation committee that is composed entirely of independent directors; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

We utilize, and intend to continue utilizing, these exemptions. As a result, we do not have a majority of independent directors nor do our nominating/corporate governance and compensation committees consist entirely of independent directors and we are not required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our bylaws and certificate of incorporation contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of our bylaws and our certificate of incorporation may delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our directors. These provisions include:

•	establishing a classified board of directors;

•	establishing limitations on the removal of directors;

•	permitting only an affirmative vote of at least two-thirds of our board of directors to fix the number of directors;

•	prohibiting cumulative voting in the election of directors;

•	empowering only the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholders from acting by written consent if less than 50.1% of our outstanding common stock is controlled by the Sponsors;

•	prohibiting amendments to the bylaws without the affirmative vote of at least two-thirds of the board of directors or the affirmative vote of at least two-thirds of the total voting power of the outstanding shares entitled to vote;

•	prohibiting amendments to the certificate of incorporation relating to stockholder meetings, amendments to the bylaws or certificate of incorporation, or the election or classification of the board of directors without the affirmative vote of two-thirds of the shares entitled to vote on any matter; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change of control of us. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock controlled by Hamlet Holdings, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents incorporated by reference into this prospectus and the accompanying prospectus include “forward looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contact works such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” in the accompanying prospectus and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and “Part II. Other Information—Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and elsewhere in this prospectus supplement and the accompanying prospectus, including, without limitation, in conjunction with the forward looking statements included in this prospectus supplement. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the ability to satisfy the conditions to the closing of the CGP Transaction, including receipt of required regulatory approvals;

•	the CGP Transaction may not consummate on the terms contemplated or at all;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including our ability to refinance our indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•	changes in the extensive governmental regulations to which we and our stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of our customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of its facilities, such as the amount of losses and disruption to our business and operations as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans; and

•	the other factors set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and “Part II. Other Information—Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus, which speak only as of the date of this prospectus supplement, may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We expect to receive approximately $194 million of gross proceeds from the sale of shares of our common stock by us in this offering, assuming that the underwriter’s option to purchase additional shares is not exercised. If the underwriter in this offering exercises in full its option to purchase additional shares, we expect to receive approximately $223.1 million of gross proceeds.

We intend to use the net proceeds from this offering for general corporate purposes, including development projects, retirement of debt and capital expenditures.

DIVIDEND POLICY

We intend to retain all future earnings, if any, for use in the operation of its business and to fund future growth. We do not anticipate paying any dividends for the foreseeable future. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness.

MARKET PRICE FOR COMMON STOCK

Our common stock, par value $0.01 per share, is traded on The NASDAQ Global Select Market under the symbol “CZR.” The following table represents the range of high and low sale prices for our common stock. Such prices reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	High	Low
2013
Third Quarter (through September 24, 2013)	$26.57	$13.35
Second Quarter	$17.77	$11.84
First Quarter	$18.37	$7.00

2012
Fourth Quarter	$8.25	$4.52
Third Quarter	$11.67	$6.38
Second Quarter	$15.74	$11.03
First Quarter (beginning February 10, 2012)	$17.90	$9.00

On September 24, 2013, the last reported sale price of our common stock on The NASDAQ Global Select Market was $22.63 per share. The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in each and any related free writing prospectus. See “Where You Can Find Additional Information” in this prospectus supplement.

CAPITALIZATION

The following table sets forth as of June 30, 2013:

(1)	our cash and cash equivalents and capitalization on an actual basis; and

(2)	our cash and cash equivalents and capitalization on an as adjusted basis to give effect to the issuance and sale of 10,000,000 shares of our common stock in this offering at a price of $19.40 per share and the Horseshoe Baltimore Financing.

The following table does not give any effect to the CGP Transaction, the Macau Land Concession or the CMBS Refinancing Transactions.

	As of June 30, 2013
	Actual	As adjusted for this offering and the Horseshoe Baltimore Financing
	(in millions)
Cash and cash equivalents(1)	$1,810.7	$2,189.1

Debt:
Revolving credit facility(2)	$—	$—
Term loan(3)	4,365.7	4,365.7
First lien notes(4)	6,265.1	6,265.1
CMBS Financing(5)	4,417.7	4,417.7
Second lien notes(6)	3,243.9	3,243.9
Linq/Octavius senior secured loan(7)	446.8	446.8
PHW Las Vegas senior secured loan(7)	460.4	460.4
Chester Downs senior secured notes(7)	330.0	330.0
Bill’s Gamblin’ Hall & Saloon credit facility(7)	181.5	181.5
Baltimore Credit Facility(7)	—	218.4
Baltimore FF&E Facility(7)	—	—
Subsidiary guaranteed unsecured senior debt(8)	488.9	488.9
Unsecured senior notes(9)	731.5	731.5
Other(10)	139.8	139.8

Total debt, including current portion	21,071.3	21,289.7
Stockholders’ deficit	(738.1)	(544.1)

Total capitalization	$20,333.2	$20,745.6

(1)	Excludes restricted cash of $334.4 million as of June 30, 2013. As adjusted to reflect the addition of $26.0 million of restricted cash in connection with the Horseshoe Baltimore Financing, excludes restricted cash of $360.4 million.
(2)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $215.5 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. As of June 30, 2013, $95.6 million of additional borrowing capacity was available under our revolving credit facility, with an additional $119.9 million committed to back outstanding letters of credit. Caesars guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility.
(3)

Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $1,015.0 million of revolver commitments converted to extended term loans. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. Caesars guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility.
(4)	Consists of the book value of the $2,095.0 million aggregate principal amount of 11.25% First Lien Notes due 2017, the $1,250.0 million aggregate principal amount of 8.5% First Lien Notes due 2020 and the $3,000.0 million aggregate principal amount of 9% First Lien Notes due 2020.
(5)	Upon closing of the Acquisition, certain of our subsidiaries entered into $6,500.0 million commercial mortgage-backed securities financing (the “CMBS Financing”). The obligors under the CMBS Financing consists of Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Paris Las Vegas and Harrah’s Laughlin (the “CMBS Entities”). The CMBS Entities and their respective subsidiaries do not guarantee or pledge their assets as security for any indebtedness of CEOC and are not directly liable for any obligations thereunder. CEOC and its subsidiaries do not guarantee or pledge their assets as security for any indebtedness of the CMBS Entities and are not directly liable for any obligations thereunder.
(6)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(7)	The Planet Hollywood Loan, the 9.25% Senior Secured Notes due 2020 of Chester Downs, the $450.0 million Octavius Linq Holding Co., LLC senior secured loan, the Bill’s Gamblin’ Hall & Saloon credit facility, the Baltimore Credit Facility and the Baltimore FF&E Facility with an aggregate face value of $1,703.2 million as of June 30, 2013 are non-recourse to CEOC, Caesars or any other subsidiaries of Caesars.
(8)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $10.3 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by Caesars and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner Investments Propco LLC, a qualified non-recourse subsidiary of CEOC, that have pledged their assets to secure the senior secured credit facilities.
(9)	The “Actual” unsecured senior notes consist of the book values of the following notes: $99.0 million face value of 5.375% Senior Notes due 2013, $364.4 million face value of 5.625% Senior Notes due 2015, $147.9 million face value of 5.75% Senior Notes due 2017, $248.7 million face value of 6.5% Senior Notes due 2016 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by Caesars. The aggregate face value of such notes is $860.2 million.
(10)	Consists of the book values of $62.9 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds, and $76.9 million of miscellaneous other indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to Non-U.S. Holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax considerations described below. There can be no assurance that the IRS will not challenge one or more of the tax considerations described below.

This discussion only addresses beneficial owners of our common stock, and it is assumed for purposes of this discussion that Non-U.S. Holders (as defined below) hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as U.S. federal estate tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.

Dividends

Although we do not anticipate that we will pay any dividends on our common stock, if dividends are paid to Non-U.S. Holders, such dividends, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be subject to U.S. federal income tax withholding at a rate of 30% (or lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—Recently Enacted Federal Tax Legislation” below for further details.

Because it will generally not be known, at the time a Non-U.S. Holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that you receive on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, you may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.

If the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, withholding should not apply, so long as the appropriate certifications are made by such Non-U.S. Holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the conduct, by such Non-U.S. Holder, of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income;”

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•	we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, a non-U.S. holder generally would be subject to taxation with respect to a taxable disposition of our common stock, only if at any time during that five-year or shorter period it owned more than 5% directly or by attribution, of our common stock.

It is unclear whether we are, or will be, a U.S. real property holding corporation during the relevant period described in the third bullet point above. Under U.S. federal income tax laws, we will be a United States real property holding corporation if at least 50% of the fair market value of our assets has consisted of “United States real property interests.” If we were treated as a U.S. real property holding corporation during the relevant period described in the third bullet point above, any taxable gains recognized by a Non-U.S. Holder on the sale or other taxable disposition of our common stock would be subject to tax as if the gain were effectively connected with the conduct of the Non-U.S. Holder’s trade or business in the United States except the branch profits tax would not apply. See “—Effectively Connected Income.” In addition, if our common stock ceases to be traded on an established securities market the transferee of our common stock would generally be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 10% of the amount realized by the Non-U.S. Holder on the sale or other taxable disposition of our common stock. The rules regarding U.S. real property interests are complex, and Non-U.S. Holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, such Non-U.S. Holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such Non-U.S. Holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, we must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. This information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

Backup withholding, however, generally will not apply to distributions payable to a Non-U.S. Holder of shares of our common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Payments on the sale or other taxable disposition of our common stock made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the Non-U.S. Holder is not a U.S. person (as defined in the Code) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation until July 1, 2014 for payments of dividends on U.S. common stock and until January 1, 2017 for gross proceeds from dispositions of U.S. common stock.

Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING

Credit Suisse Securities (USA) LLC is acting as underwriter of the offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us 10,000,000 shares of our common stock.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter is purchasing the shares of common stock from us at $19.40 per share (representing approximately $194,000,000 aggregate proceeds to us, before we deduct our out-of-pocket expenses of approximately $225,000, or approximately $223,100,000 if the underwriter’s option to purchase additional shares described below is exercised in full). The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to the underwriter’s right to reject any order in whole or in part. The underwriter may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchaser of shares of common stock for whom they may act as agents or to whom they may sell as principal. The underwriter is committed to purchase all the common shares offered by the selling stockholders if they purchase any shares.

Option to Purchase Additional Shares

We have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus, subject to the conditions contained in the underwriting agreement, to purchase up to 1,500,000 additional shares at the price per share set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

In connection with this offering, both we have agreed not to offer or sell, dispose of or hedge, directly or indirectly any common stock without the permission of Credit Suisse Securities (USA) LLC for a period of 60 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances; provided that, after 30 days from the date of this prospectus, we will be permitted to issue and sell common stock under our at-the-market offering program, to retire existing indebtedness and/or for debt for equity exchange transactions. In addition, the Sponsors, have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of Credit Suisse Securities (USA) LLC for a period of 60 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances.

The restricted periods described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the applicable lock-up period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the applicable lock-up period;

in which case, the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Nasdaq Global Select Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “CZR.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares described above. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, the underwriter may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions. The underwriter has acted in the past as initial purchaser of offerings of our debt securities. In addition, certain affiliates of the underwriter are lenders and/or agents under our or our subsidiaries’ credit facilities. Certain affiliates of the underwriter may also own our debt securities from time to time and de minimis amounts of our equity.

In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(b)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; where no consideration is or will be given for the transfer; where the transfer is by operation of law; as specified in Section 276(7) of the SFA; or as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Canadian Residents

Resale Restrictions

The distribution of our shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•	the purchaser is a “Canadian permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations, or as otherwise interpreted and applied by the Canadian Securities Administrators,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•	the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against us in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York will pass upon legal matters for the underwriter.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated herein by reference from the Caesars Entertainment Corporation Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Certain information about our company may also be obtained from our website at www.caesars.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus supplement and the accompanying prospectus other than those contained in this prospectus supplement and the accompanying prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus supplement and the accompanying prospectus, you must not rely on that information. This prospectus supplement and the accompanying prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013 and Amendment No. 1 on Form 10-K/A to our Annual Report filed on March 18, 2013;

•	Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2013 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 5, 2013 and August 5, 2013, respectively;

•	Our Current reports on Form 8-K filed with the SEC on February 4, 2013, February 5, 2013, February 7, 2013, February 15, 2013, February 21, 2013, February 27, 2013, March 28, 2013, April 23, 2013, April 29, 2013, May 22, 2013, July 2, 2013, July 25, 2013, September 18, 2013 and September 24, 2013; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed on February 2, 2012, including any amendments or reports filed for the purposes of updating such description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the later of (1) the completion of the offering of the securities described in this prospectus supplement and the accompanying prospectus and (2) the termination of the offering of securities pursuant to this prospectus supplement and the accompanying prospectus, shall be incorporated by reference in this prospectus supplement and the accompanying prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus supplement and the accompanying prospectus by reference, at no cost, by writing or telephoning us at the following address:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Attention: Corporate Secretary

Telephone: (702) 407-6000

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Caesars Entertainment Corporation

Common Stock

This prospectus relates to the offer and sale of shares of our common stock by Caesars Entertainment Corporation. We may offer and sell pursuant to one or more prospectus supplements, from time to time, shares of our common stock, in one or more underwritten or other public offerings and at prices and on terms that will be determined at the time of the offering, up to a maximum aggregate offering price of $500,000,000. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the amounts, prices and specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer the shares as we may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at a fixed price, or prices, at prevailing market prices, or prices related to prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which we may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

The securities may be sold directly to you, through agents, through underwriters and dealers or through a combination of any of these methods of sale. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CZR.” On March 14, 2012, the last reported sale price of our common stock on the NASDAQ Global Select Market was $12.88.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 26, 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement or in any documents incorporated by reference in this prospectus or the applicable prospectus supplement is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in this prospectus that are important to our business, including, without limitation, Caesars Entertainment, Caesars Palace, Harrah’s, Total Rewards, World Series of Poker, Horseshoe, Paris Las Vegas, Flamingo Las Vegas and Bally’s Las Vegas. We have omitted the ® and ™ trademark designations for such trademarks named in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, we may offer and sell pursuant to one or more prospectus supplements, from time to time, shares of our common stock, in one or more underwritten or other public offerings and at prices and on terms that will be determined at the time of the offering, up to a maximum aggregate offering price of $500,000,000.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the amounts, prices and specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. Information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the particular offering referred to in the applicable prospectus supplement will automatically be deemed to update and supersede inconsistent information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the additional information described under the section entitled “Where You Can Find Additional Information,” before you invest.

The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. We may offer the shares as we may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which we may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

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PROSPECTUS SUMMARY

The following summary contains information about Caesars Entertainment Corporation and its common stock. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of Caesars Entertainment Corporation, we urge you to read this prospectus and the applicable prospectus supplement carefully, including the sections entitled “Risk Factors,” “Cautionary Statements Concerning Forward Looking Statements” and “Where You Can Find Additional Information.” In connection with the reclassification of our common stock in 2010, we changed our name from Harrah’s Entertainment, Inc. to Caesars Entertainment Corporation, and the name of our operating company, Harrah’s Operating Company, Inc., to Caesars Entertainment Operating Company, Inc. Unless otherwise noted or indicated by the context, the term “Caesars” refers to Caesars Entertainment Corporation, “we,” “us” and “our” refer to Caesars and its consolidated subsidiaries, and “CEOC” refers to Caesars Entertainment Operating Company, Inc.

Our Company

We are the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Our business is primarily conducted through a wholly-owned subsidiary, CEOC, although certain material properties are not owned by CEOC. As of December 31, 2011, we owned, operated or managed, through various subsidiaries, 52 casinos in 12 U.S. states and seven countries. The majority of these casinos operate in the United States and England. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars, and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one casino combined with a greyhound racetrack, one casino combined with a thoroughbred racetrack, and one casino combined with a harness racetrack. Our land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt, and one in South Africa. As of December 31, 2011, our facilities had an aggregate of approximately three million square feet of gaming space and approximately 43,000 hotel rooms. Our industry-leading customer loyalty program, Total Rewards, has over 40 million members. We use the Total Rewards System to market promotions and to generate customer play across our network of properties. In addition, we own an online gaming business, providing for real money casino, bingo and poker in the United Kingdom, alliances with online gaming providers in Italy and France, social games on Facebook and other social media websites, and mobile application platforms. We also own and operate the World Series of Poker tournament and brand.

We were incorporated on November 2, 1989 in Delaware and operated under predecessor companies prior to such date.

On January 28, 2008, Caesars was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG” and, together with Apollo, the “Sponsors”) in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt, and the incurrence of approximately $1.0 billion of acquisition costs. Subsequent to the Acquisition, our stock was no longer publicly traded.

Effective February 8, 2012, as the result of our public offering (the “Public Offering”), our common stock trades on the NASDAQ Global Select Market under the symbol “CZR.”

The Sponsors

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2011, Apollo had assets under management of approximately $75.2 billion in its private equity, capital markets and real estate businesses.

TPG

TPG is a leading global private investment firm founded in 1992 with $49 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

Additional Information

For a description of our business, financial condition, results of operations and other important information regarding Caesars, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, NV 89109, and our telephone number is (702) 407-6000. The address of our internet site is www.caesars.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus or the applicable prospectus supplement, or incorporated by reference in this prospectus or the applicable prospectus supplement. In addition to those listed below and elsewhere in this prospectus or the applicable prospectus supplement, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus or the applicable prospectus supplement. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering.

Risks Related to this Offering

An active trading market for our common stock may not develop.

Prior to the Public Offering, which closed on February 13, 2012, there was not a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market might become. Our shares may be less liquid than the shares of other newly public companies and there may be imbalances between supply and demand for our shares. As a result our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

There are 125,297,197 shares of our common stock outstanding as of March 9, 2012. All of the outstanding shares of our common stock are eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations, applicable holding period requirements and the lockup agreements described below or other contractual restrictions. The Sponsors have the ability to cause us to register the resale of its shares, and our management members who hold shares will have the ability to include their shares in such registration.

In connection with the Public Offering, we have agreed not to offer or sell, dispose of or hedge, directly or indirectly any common stock without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days from the pricing of the Public Offering, subject to certain exceptions and automatic extension in certain circumstances; provided that, after 30 days from the pricing of the Public Offering, we will be permitted to issue and sell common stock to retire existing indebtedness and/or for debt for equity exchange transactions. In addition, our named executive officers and certain holders of our outstanding common stock and options to purchase our common stock, including the Sponsors, have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days and 270 days, respectively, from the pricing of the Public Offering, subject to certain exceptions and automatic extension in certain circumstances. Certain of our stockholders have agreed not to offer or sell, dispose of or hedge, directly or indirectly 50% of their shares that are being registered for resale pursuant to a shelf registration without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days from the pricing of the Public Offering, subject to certain exceptions and automatic extension in certain circumstances.

We may elect to sell additional shares of our common stock in one or more future primary offerings pursuant to this prospectus. We may issue shares of common stock or other securities from time to time as consideration for future acquisitions and investments or for any other reason that our board of directors, or Board, deems advisable. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of common stock or other securities in connection with any such acquisitions and investments. As of March 9, 2012, options to purchase 8,076,890 shares of common stock are outstanding under our Management Equity Incentive Plan, assuming no changes to the plan, and warrants to purchase 382,129 shares of our common stock are outstanding. We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under awards we have already granted under our Management Equity Incentive Plan and the shares reserved for issuance under our 2012 Performance Incentive Plan. Assuming effectiveness of the registration statement on Form S-8, such shares will be freely tradable though they will be subject to the lock-up arrangements and the transfer restrictions pursuant to the Management Investor Rights Agreement described in “Item 13. Certain Relationships and Related Party Transactions, and Director Independence—Management Investor Rights Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the Sponsors, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation, including gaming taxes;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the small percentage of shares to be publicly traded after the Public Offering;

•	changes in our capital structure;

•	sales of common stock by us or members of our management team;

•	the expiration of contractual lockup agreements; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the gaming, lodging, hospitality and entertainment industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Apollo and TPG control us, and their interests may conflict with or differ from your interests as a stockholder.

Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, beneficially owns 69.9% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares. The members of Hamlet Holdings have the power to elect all of our directors. Hamlet Holdings has the ability to vote on any transaction that requires the approval of our Board or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets.

The interests of the members of Hamlet Holdings could conflict with or differ from the interests of holders of our common stock. The Sponsors are in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

The concentration of ownership held by the Sponsors and their co-investors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. In addition, a sale of a substantial number of shares of stock in the future by funds affiliated with the Sponsors or their co-investors could cause our stock price to decline.

So long as affiliates of the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

In addition, we have an executive committee that serves at the discretion of our Board and is authorized to take such actions as it reasonably determines appropriate. Currently, the executive committee may act by a majority of its members, provided that at least one member designated by Apollo Members (as defined under “Item 13. Certain Relationships and Related Party Transactions, and Director Independence—Hamlet Holdings Operating Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus) and one member designated by TPG Members (as defined under “Item 13. Certain Relationships and Related Party Transactions, and Director Independence—Hamlet Holdings Operating Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus) must approve any action of the executive committee. See “Item 10. Directors, Executive Officers and Corporate Governance—Committees of Our Board of Directors—Executive Committee” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, for a further discussion.

Our stockholders are subject to extensive governmental regulation and if a stockholder is found unsuitable by the gaming authority, that stockholder would not be able to beneficially own our common stock directly or indirectly.

In many jurisdictions, gaming laws can require any of our stockholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. For additional information on the criteria used in making determinations regarding suitability, see Exhibit 99.3 (Gaming and Regulatory Overview) to our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus.

For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable shall apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Control Board, a sum of money which, in the sole discretion of the Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Control Board to pay final costs and charges. Additionally, under Ohio law, an institutional investor, which is broadly defined and includes any corporation, that holds any amount of our stock will be required to apply for and obtain a waiver of suitability determination.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses.

Because we have not paid dividends since the Acquisition and do not anticipate paying dividends on our common stock in the foreseeable future, you should not expect to receive dividends on shares of our common stock.

We have no present plans to pay cash dividends to our stockholders and, for the foreseeable future, intend to retain all of our earnings for use in our business. The declaration of any future dividends by us is within the discretion of our Board and will be dependent on our earnings, financial condition and capital requirements, as well as any other factors deemed relevant by our Board.

We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

Hamlet Holdings controls a majority of our voting common stock. As a result, we are a “controlled company” within the meaning of the New York Stock Exchange or NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including:

•	the requirement that a majority of the Board consists of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors;

•	the requirement that we have a compensation committee that is composed entirely of independent directors; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

As a result of these exemptions, we do not have a majority of independent directors nor do our nominating/corporate governance and compensation committees consist entirely of independent directors and we are not required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. See “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our bylaws and certificate of incorporation contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of our bylaws and our certificate of incorporation may delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our directors. These provisions include:

•	establishing a classified board of directors;

•	establishing limitations on the removal of directors;

•	permitting only an affirmative vote of at least two-thirds of the Board to fix the number of directors;

•	prohibiting cumulative voting in the election of directors;

•	empowering only the Board to fill any vacancy on the Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholders from acting by written consent if less than 50.1% of our outstanding common stock is controlled by the Sponsors;

•	prohibiting amendments to the bylaws without the affirmative vote of at least two-thirds of the Board or the affirmative vote of at least two-thirds of the total voting power of the outstanding shares entitled to vote;

•	prohibiting amendments to the certificate of incorporation relating to stockholder meetings, amendments to the bylaws or certificate of incorporation, or the election or classification of the Board without the affirmative vote of two-thirds of the shares entitled to vote on any matter; and

•	establishing advance notice requirements for nominations for election to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change of control of us. Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock controlled by Hamlet Holdings, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

This prospectus contains “forward looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” herein and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, and elsewhere in this prospectus, including, without limitation, in conjunction with the forward looking statements included in this prospectus. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the impact of our substantial indebtedness;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	our ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	our ability to realize the expense reductions from our cost savings programs;

•	access to available and reasonable financing on a timely basis;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions and fines and taxation;

•	the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters;

•	access to insurance on reasonable terms for our assets;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness, the ongoing downturn in the gaming industry, or any other factor;

•	the effects of competition, including locations of competitors and operating and market competition; and

•	the other factors set forth under “Risk Factors” herein and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus, which speak only as of the date of this prospectus, may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement, which may include the use for general corporate purposes, including development projects and maintenance capital expenditures, and for the retirement of indebtedness.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,250,000,000 shares of common stock, par value $0.01 per share, and 125,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be designated by the board of directors.

All of our existing common stock is validly issued, fully paid and nonassessable. As of March 9, 2012, there were 230 holders of record of our common stock. The discussion below describes the most important terms of our capital stock, certificate of incorporation and bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

Voting Rights. The holders of Caesars common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of Caesars common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation or dissolution of Caesars, whether voluntary or involuntary, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of Caesars common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of Caesars’ prior obligations.

Other Matters. The holders of Caesars common stock have no preemptive or conversion rights, and Caesars’ common stock is not subject to further calls or assessments by Caesars. There are no redemption or sinking fund provisions applicable to the common stock except those described below under “—Certain Redemption Provisions.” Except as described below under “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions,” a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Preferred Stock

Our Board, without further stockholder approval, will be able to issue, from time to time, up to an aggregate of 125,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Notwithstanding the foregoing, the rights of each holder of preferred stock will be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to us or such holder at that time. Upon closing of the Public Offering, there were no shares of preferred stock outstanding. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us might harm the market price of our common stock. See “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions.”

Certain Redemption Provisions

Caesars’ certificate of incorporation contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The certificate of incorporation will also contain provisions defining the redemption price and the rights of a disqualified security holder.

Registration Rights

The Sponsors each have demand registration rights with respect to the Caesars stock they currently own and both Sponsors and the co-investors can participate in any demand registration initiated by either Sponsor. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered shall include (i) first, securities to be allocated pro rata among the Sponsors and their co-investors and (ii) second, only if all the securities referred to in clause (i) have been included, securities that Caesars proposes to include in such demand registration.

The Sponsors and their co-investors also have piggyback registration rights for any other offering not covered by a demand registration, provided that the co-investors can only participate if a Sponsor is participating in such offering as a selling stockholder. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered shall include (i) first, all of the securities proposed to be sold in such offering by Caesars or any person exercising a contractual right to a demand registration, (ii) second, only if all the securities referred to in clause (i) have been included, securities to be allocated pro rata among the Sponsors and their co-investors, and (iii) third, only if all of the securities referred to in clause (ii) have been included, any other securities eligible for inclusion in such registration.

Caesars’ management stockholders also have piggyback registration rights in connection with any registered offering of Caesars stock. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered shall include (i) first, all of the securities proposed to be sold in such offering by Caesars or any person exercising a contractual right to a demand registration, (ii) second, only if all the securities referred to in clause (i) have been included, securities to be allocated pro rata among the Sponsors and their co-investors, and (iii) third, only if all of the securities referred to in clause (ii) have been included, the securities held by management together with any other securities eligible for inclusion in such registration.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the Delaware General Corporation Law. Caesars’ certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or place our current management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Caesars’ bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or one of its committees.

Delaware Anti-Takeover Law. Caesars is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have elected;

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Classified Board and Cumulative Voting. Our certificate of incorporation and bylaws provide for a classified board of directors, pursuant to which the board of directors is divided into three classes whose members serve three-year staggered terms. Our certificate of incorporation also prohibits cumulative voting by stockholders in connection with the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Removal of Directors. Our certificate of incorporation and bylaws provide that a director may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds of the shares entitled to vote generally in the election of directors.

Number of Directors and Vacancies. Our bylaws permit the number of directors to be fixed only by an affirmative vote of at least two-thirds of the members of the board, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

“Blank Check” Preferred Stock. Our certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Amendments to Certificate of Incorporation and Bylaws. Our certification of incorporation provides that any amendment to its bylaws will require the affirmative vote of two-thirds of the shares entitled to vote on any matter or the board of directors. Our certificate of incorporation also provides that any amendment to the certificate of incorporation relating to stockholder meetings, amendments to our bylaws or certificate of incorporation and the election or classification of our board of directors will require the affirmative vote of two-thirds of the shares entitled to vote on any matter.

Special Meetings of Stockholders. Our bylaws provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors.

Actions by Written Consent. Our bylaws prohibit stockholders from acting by written consent if less than 50.1% of our outstanding common stock is owned by the Sponsors.

Limitation of Officer and Director Liability and Indemnification Arrangements. Caesars’ certificate of incorporation limits the liability of our officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This charter provision has no effect on any non-monetary remedies that may be available to Caesars or its stockholders, nor does it relieve Caesars or its officers or directors from compliance with federal or state securities laws. The certificate also generally provides that Caesars shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of Caesars, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by Caesars if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, Caesars’ best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of Caesars.

Amendments to Certificate of Incorporation or Bylaws

Our certification of incorporation provides that any amendment to its bylaws will require the affirmative vote of two-thirds of the shares entitled to vote on any matter. Our certificate of incorporation also provides that any amendment to the certificate of incorporation relating to stockholder meetings, amendments to our bylaws or certificate of incorporation and the election or classification of our board of directors will require the affirmative vote of two-thirds of the shares entitled to vote on any matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CZR.”

PLAN OF DISTRIBUTION

We currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, our common stock offered by this prospectus, in one or more underwritten or other public offerings and at prices and on terms that will be determined at the time of the offering. We may sell our common stock:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

We may directly solicit offers to purchase our common stock, or agents may be designated to solicit such offers. We will, in the applicable prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our common stock through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at privately negotiated prices.

We may also issue our common stock to holders of certain of our outstanding debt, including but not limited to, debt under our credit facilities, notes issued by CEOC and/or debt under our commercial mortgage-backed securities financing as consideration for the retirement of such debt.

Each prospectus supplement will describe the method of distribution of our common stock and any applicable restrictions. The prospectus supplement will describe the terms of the offering of our common stock, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	the exchange on which the securities will be listed.

If any underwriters or agents are utilized in the sale of our common stock in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of our common stock in respect of which this prospectus is delivered, we will sell such common stock to the dealer, as principal. The dealer may then resell such common stock to the public at varying prices to be determined by such dealer at the time of resale.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our common stock from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of our common stock old pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of our common stock covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if our common stock is also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such common stock not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of our common stock, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock the prices of which may be used to determine payments on such common stock. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, our common stock in the open market. Finally, in any offering of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in the offering if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for a holder’s securities may be more than three scheduled business days after the trade date for such holder’s securities. Accordingly, in such a case, if such holder wishes to trade securities on any date prior to the third business day before the original issue date for such holder’s securities, such holder will be required, by virtue of the fact that such holder’s securities initially are expected to settle in more than three scheduled business days after the trade date for such holder’s securities, to make alternative settlement arrangements to prevent a failed settlement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CZR.” However, we can give no assurances as to the development of liquidity or trading market for the shares.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated herein by reference from the Caesars Entertainment Corporation Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Certain information about our company may also be obtained from our website at www.caesars.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012.

•	Our Current Reports on Form 8-K, filed on January 9, 2012, February 2, 2012 (other than the information furnished therein under Item 7.01), February 7, 2012 (other than the information furnished therein under Item 7.01), February 8, 2012 (other than the information furnished therein under Item 7.01), February 10, 2012 (other than the information furnished therein under Item 7.01), February 13, 2012 (other than the information furnished therein under Item 7.01), February 15, 2012, February 22, 2012 (other than the information furnished therein under Item 7.01), February 29, 2012 (other than the information furnished therein under Item 2.02) and March 2, 2012.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

                         Caesars Entertainment Corporation

                         One Caesars Palace Drive

                         Las Vegas, NV 89109

                         Attention: Corporate Secretary

                         Telephone: (702) 407-6000

You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

10,000,000 Shares

Caesars Entertainment Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Credit Suisse

September 25, 2013